Exhibit 99.1

Investor Relations:
Liolios Group, Inc.
Ron Both
ron@liolios.com
949-574-3860

For Immediate Release

Storage Area Networks Signs Definitive Agreement
to Combine with Solunet Storage

Castle Rock, Co. April 1, 2003 (OTCBB: SANZ) Storage Area Networks Inc. and its parent SAN Holdings announced today that SAN Holdings has executed the definitive agreement to combine with Solunet Storage, a private portfolio company of Sun Capital Partners that Sun Capital acquired in September 2002. In 2002, Solunet Storage, together with the prior owner of its assets, recorded revenues in excess of $55,000,000. SANZ announced on March 18, 2002 that it had reached a preliminary understanding to enter into the transaction with Solunet Storage.

John Jenkins, CEO SANZ said, “We believe the complementary nature of our office locations, technologies, and services create a very powerful offering for our clients and our technology partners. We believe that our combined products and services make for a truly unique, best in class offering.”

The parties expect to close the transaction within the next few weeks. To effect the combination, SANZ will issue stock to affiliates of Sun Capital representing approximately, on a fully diluted basis, a 58% interest in SANZ. SANZ will continue as an SEC reporting company following the transaction.

No shareholder approval is required to complete the transaction. However, closing is contingent upon satisfaction of certain customary closing conditions, and there can be no assurance that the intended transaction will be consummated. The parties do not expect to make any further disclosures prior to closing of the transaction. At that time, the parties will address the plans and prospects of the combined companies.

ABOUT SANZ

SAN Holdings, Inc., through its subsidiary Storage Area Networks, Inc., provides total data storage solutions, including solutions customized to a customer’s needs, integrated storage appliances, and storage management services. SANZ maintains operations in Colorado, Connecticut, Massachusetts, New Jersey, Ohio and greater Washington DC. For additional information, please contact Hugh O’Reilly, Senior Vice President, at (203) 838-9888 or horeilly@sanz.com. For investor relations information, contact Ronald Both of Liolios Group, Inc., (949) 574-3860 or ron@liolios.com. Learn more about the Company on the World Wide Web at www.sanz.com.

ABOUT SOLUNET STORAGE

Solunet Storage (d/b/a StorNet Solutions) is a leading nationwide integrator offering the very best in enterprise storage and backup solutions. Technology solutions include data backup and recovery, centralized storage management, SAN, NAS, virtualization, high availability, data replication, RAID and tape technologies. Solunet Storage has a national sales presence with offices in Colorado, California, Washington, Texas, Pennsylvania, Virginia and Ohio and many Fortune 2000 and Federal Government clients.

ABOUT SUN CAPITAL PARTNERS

Sun Capital Partners is a leading private investment firm focused on leveraged buyouts of market leading companies that can benefit from its in-house operating professionals and experience.  Sun Capital invests in companies with market leadership positions such as SANZ.  Sun Capital has invested in more than 40 companies during the past several years with combined sales of approximately $5.0 billion.  For more information about Sun Capital Partners, visit www.suncappart.com.

FORWARD LOOKING STATEMENTS:

This press release contains statements that are “forward looking statements” under the federal Securities laws. Actual results could vary materially. Factors that could cause actual results to vary materially include, but are not limited to: component quality and availability, transition to new products, changes in business conditions, changes in the Company’s sales strategy, competition in the storage management engineering services marketplace, competitive pricing pressures, continued market acceptance of the Company’s products, delays in the development of new technology, changes in customer buying patterns, one-time events and other important factors disclosed previously and from time to time in the Company’s filings at the U.S. Securities and Exchange Commission.